Exhibit 99.1

Ronnie Lyon
Phone:	903-813-0377
email: rlyon1@airmail.net

Cap Rock Energy Corporation Announces PUC Ruling on Notices of Violation

MIDLAND, Texas—Cap Rock Energy Corporation (AMEX: RKE) announced today that the Public Utility Commission (“PUC”)  voted to adopt a Proposal For Decision (“PFD”) previously issued by an Administrative Law Judge (“ALJ”) in the Company’s pending cases involving Notices of Violation (“NOV’s”) of the Public Utility Regulatory Act (“PURA”) Section 36.004(a) and PUC Substantive Rules 25.241(b) and 25.28(b), PUC Docket Nos. 30216 and 30215. These dockets were instituted by the Staff of the PUC in October 2004. Prior to September 1, 2003, the Company’s rates were regulated by its Board of Directors, but during the 2003 legislative session, state law was changed so that the Company’s rates would be regulated by the PUC instead of its Board of Directors. The changes, which took effect September 1, 2003, applied only to the Company and did not affect the way any other utility in the state is regulated.

The NOV’s cited the Company for charging late fees to residential customers who did not pay their bills on time, and for charging a regulatory surcharge to customers to recover costs incurred in a prior PUC proceeding. The Company contends that both of these charges were made in accordance with the Company’s tariff that had been adopted by its Board of Directors in accordance with Texas law at the time. The PUC staff claims that the Company misapplied its tariff and that, following September 1, 2003, the Company could not charge a rate, even if authorized by its tariff, that violated PUC rules.

The PFD issued on November 15, 2005, recommended that the Company be found to have violated PURA Section 36.004(a) and PUC Substantive Rules 25.28(b) and 25.241(b) and that the Company be ordered to refund the monies as follows: 1) $403,192 related to the billing of late payment fees to residential customers and 2) $1,164,495 related to the collection of the regulatory surcharge. These amounts are composed of three elements; a refund amount, an amount for interest and an amount for penalties. The total refunds and penalties recommended by the PFD amounted to $1,567,687. The Company plans to appeal the PUC decision.

William West, President, stated, “While we are disappointed with the decision of the PUC, we are not surprised given the unique and complex circumstances of this case. The situation, which arose as the result of a change in the law that provided for a change in regulatory authority with no transition period for these types of situations, is difficult for all parties involved. We had hoped that the PUC Commissioners would recognize the “Catch-22” the Company was faced with and not accept the recommendations contained in the PFD. Instead however, they adopted the PFD in full and now we have no choice but to appeal what we feel is an erroneous decision.”

The Company provides electric distribution services to over 35,000 meters in 28 counties in Texas. Its corporate office is located in Midland, Texas. All statements, other than statements of historical fact included in this news release, are forward-looking statements as that term is defined in the Private

Securities Litigation Reform Act of 1995. Any such forward-looking statements involve risks and uncertainties and actual results, performance or achievements of the Company may be different from those express or implied in the forward-looking statements. On November 4, 2005, Cap Rock Energy entered into an agreement and plan of share exchange with Cap Rock Holding Corporation. Subject to the terms and conditions set forth in the agreement, Cap Rock Holding Corporation will acquire all the outstanding shares of Cap Rock Energy common stock for $21.75 per share. For more information, please see Cap Rock Energy’s public filings with the Securities and Exchange Commission, which are publicly available at www.sec.gov.